Exhibit 10.3

SENIOR EXECUTIVE AGREEMENT

Senior Executive Agreement (the “Agreement”) made this 27th day of September, 2009, among Affiliated Computer Services, Inc. (the “Company”), Xerox Corporation (“Parent”) and Kevin Kyser (the “Executive”).

WHEREAS, the Executive and the Company are currently parties to that certain Change of Control Agreement made and effective as of dated as of June 9, 2008, as amended December 23, 2008 (the “Prior Change of Control Agreement”);

WHEREAS, the Company, Parent and a subsidiary of Parent (the “Merger Sub”) have, as of the date hereof, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company will merge with and into the Merger Sub, and the stock of the Company will be converted into the stock of Parent (as well as the right to receive certain cash consideration) through a merger (the “Merger”);

WHEREAS, it is the intention of the parties that effective upon, and subject to the occurrence of, the Merger, this Agreement shall exchange and settle in all respects, the Prior Change of Control Agreement which shall thereupon cease to be of further force or effect.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements of the parties contained herein, the parties hereto agree as follows:

From and after the Effective Time (as defined in the Merger Agreement), reference to the Company herein shall be deemed to refer to the surviving entity in connection with the Merger.

The Company has determined that both the Executive’s performance and the Company’s ability to retain the Executive as an employee will be significantly enhanced if the Executive is provided with fair and reasonable protection and incentives in connection with the consummation of the Merger.  Accordingly, the Company and the Executive agree as follows:

1.  Defined Terms.  Unless otherwise indicated, capitalized terms used in this Agreement shall have the meanings set forth herein or in Exhibit A.

2.  Effective Time; Term.  This Agreement shall constitute a binding obligation of the parties as of the date hereof, but the operative provisions of this Agreement shall only become effective as of the Effective Time; provided, however, that this Agreement will be null and void ab initio and of no further force or effect (and the Prior Change of Control Agreement shall be deemed to thereupon remain in effect) if the Merger Agreement is terminated prior to the Effective Time.  Upon the effectiveness of this Agreement upon the occurrence of the Effective Time, the Prior Change of Control Agreement shall cease to have any further force or effect and shall be deemed replaced in its entirety by this Agreement.  The parties agree that no payments or benefits shall be provided pursuant to the Prior Change of Control Agreement unless and until this Agreement is terminated due to the termination of the Merger Agreement without the Effective Time having occurred.

3.  Position; Base Salary; Annual Bonus; Employee Benefits; LTIP.

(a)  Position.  Upon the Effective Time and until the third anniversary of the Effective Time, the Executive shall have such title, duties and general responsibilities as are comparable to the title, duties and general responsibilities of the Executive as of the date of this Agreement and the Executive’s primary place of employment will remain within a reasonable commuting distance of the location of Executive’s primary place of employment as was applicable to the Executive as of the date of this Agreement, subject to travel in the course of performing the Executive’s duties for the Company or any of its subsidiaries.

(b)  Base Salary.  Upon the Effective Time and during the Executive’s employment with the Company or any of its subsidiaries, the Company shall pay the Executive a base salary at the annual rate of $430,000 (the “Base Salary”), payable in regular installments in accordance with the Company’s usual payment practices.  The Executive’s Base Salary shall not in any way be reduced below this rate from the period between the Effective Time and the third anniversary of the Effective Time.

(c)  Annual Bonus.  For the 2009 and 2010 calendar years, the Executive will:

(i)  on and prior to the Effective Time, remain eligible to receive an annual cash incentive award under the Company’s annual incentive plan as in effect as of the date of this Agreement or as adopted after the date of this Agreement; provided, that:

(A) if the Effective Time occurs on or prior to June 30, 2010, the Executive shall receive an annual cash incentive award that is pro-rated for the period from July 1, 2009 through the Effective Time and based on deemed achievement of 75% of target performance, and

(B) if the Effective Time occurs after June 30, 2010, (x) the Executive shall be entitled to the payment of any annual incentive award payable with respect to the fiscal year ending June 30, 2010 based on actual performance and in accordance with the terms of the applicable Company annual incentive plan and (y) the Executive shall receive an annual cash incentive award for the fiscal year ending June 30, 2011 based on deemed achievement of 75% of target performance and pro-rated for the period from July 1, 2010 through the Effective Time; and

(ii)  for the remainder of the calendar year in which the Effective Time occurs, be eligible for an annual target cash incentive under the applicable Parent annual incentive plan equal to no less than 150% of Base Salary (the “Target  Bonus”), and an annual maximum cash incentive equal to two (2) times the Target Bonus (the “Maximum Bonus”), pro-rated for the period from the Effective Time through December 31 of such calendar year.

The Target Bonus and Maximum Bonus will each be based upon the achievement of performance objectives established by the Board of Directors of Parent (the “Parent Board”) generally within the first three months of such calendar year, which performance objectives will be determined by Parent based upon Parent’s guidelines and ordinary course process for other senior executives of Parent and its subsidiaries.  For any calendar year following the calendar year in which the Effective Time occurs, the Executive will be eligible for a Target Bonus and a Maximum Bonus in accordance with Parent’s annual incentive plan on the same basis as is generally made available to other senior executives of Parent and its subsidiaries.  The Annual Bonus, if any, shall be paid to the Executive when annual bonuses are generally paid to other executives of the Company but in no event later than two and one-half (2.5) months after the end of the fiscal or calendar year, as applicable.

(d)  Employee Benefits.  Subject to the Executive’s continued employment with the Company or any of its subsidiaries, the Executive will be entitled to the following:

(i)  For the remainder of the 2009 calendar year and during the 2010 calendar year, the Executive’s participation in the existing Company employee benefit and perquisite programs as of the date of this Agreement (excluding any programs relating to the Company’s stock, but including benefits comparable to the Company’s Executive Benefit Plan) will continue on substantially comparable terms, but will in no event be less favorable in the aggregate than those in effect on the date of this Agreement.

(ii)  For the 2011 calendar year, Executive will be entitled to participate in employee benefit and perquisite programs (excluding any programs relating to the Company’s stock) that are no less favorable in the aggregate than those in effect on the date of this Agreement.

(iii)  For the 2012 calendar year, the Executive will be eligible to participate in the employee benefit and perquisite programs that are no less favorable in the aggregate than benefit and perquisite programs generally made available to similarly situated executives of Parent or its subsidiaries.

(e)  Equity Awards.  Beginning in the 2010 calendar year, the Executive will become eligible to participate in Parent’s Long Term Incentive Program (“LTIP”) on the same basis as is generally made available to other senior executives of the Parent and its subsidiaries.  The Executive will be eligible to receive awards under the LTIP at the discretion of senior management at Parent based on the Executive’s performance and contribution in relation to the Executive’s peers in comparable positions at Parent and its subsidiaries.

4.  Merger Benefits.  Upon the Effective Time, the Executive shall be entitled to the benefits provided herein.

(a)  Merger Cash Payments.  Subject to the Executive’s continued employment with the Company through the dates set forth below (each a “Merger Cash Payment Date”), the Company shall pay the Executive an aggregate cash amount equal to the sum of (i) $2,224,605 plus (ii) $645,000 multiplied by a fraction, the numerator of which shall be the number of days the Executive was employed by the Company in the fiscal year of the Company in which the Effective Time occurs and the denominator of which shall be 365 (collectively, the “Merger  Cash Payments”).  The Merger Cash Payments are intended to correspond to the amounts due under the Prior Change of Control Agreement.

The Merger Cash Payments shall be paid to the Executive as set forth below:

(1)  Subject to the Executive’s continued employment with the Company through the first anniversary of the Effective Time, one-third (1/3) of the Merger Cash Payments shall be payable in a lump sum in cash as soon as practicable but not later than ten (10) business days after the first anniversary of the date of the Effective Time; and

(2)  Subject to the Executive’s continued employment with the Company through the second anniversary of the Effective Time, one-third (1/3) of the Merger Cash Payments shall be payable in a lump sum in cash as soon as practicable but not later than ten (10) business days after the second anniversary of the date of the Effective Time; and

(3)  Subject to the Executive’s continued employment with the Company through the third anniversary of the Effective Time, one-third (1/3) of the Merger Cash Payments shall be payable in a lump sum in cash as soon as practicable but not later than ten (10) business days after the third anniversary of the date of the Effective Time.

Notwithstanding the foregoing, in the event the Executive’s employment with the Company is terminated by the Company without Cause, by the Executive for Good Reason or due to death or Disability on or prior to the third anniversary of the date of the Effective Time, subject to the Executive’s execution and delivery of a general release of claims in a customary form (which shall not include any additional restrictive covenants) reasonably satisfactory to the Company (and expiration of any applicable revocation periods), the Executive shall be paid an amount equal to any remaining unpaid Merger Cash Payments no later than 30 days following such termination of employment.

(b)  Pre-August 2009 Option Grants.  All outstanding options to purchase Company common stock held by the Executive and which were granted prior to August of 2009 (the “Pre-August Options”) shall be immediately, and fully vested and exercisable upon the occurrence of the Effective Time and converted into options to acquire Parent common stock as set forth in the Merger Agreement and shall remain outstanding and exercisable in accordance with their terms.

(c)  August 2009 Option Grants.  With respect to all outstanding options to purchase Company common stock held by the Executive and which were granted in, or after, August of 2009 (the “August Options”), upon the Effective Time all such August Options shall be converted into options to acquire Parent common stock as set forth in the Merger Agreement, except that the Executive hereby waives any accelerated vesting of the August Options in connection with the Merger or the transactions contemplated thereby.  Following the Effective Time, the August Options will continue to vest according to the vesting schedule set forth in the Option Agreement applicable to the August Options (the “Option Agreement”), provided that (A) if the performance goals associated with “target” level performance under the PSs described in Section 3(d) below are cumulatively achieved, any remaining unvested August Options that the Executive holds will become vested on the third anniversary of the Effective Time and (B) if the Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason or due to death or Disability, all outstanding August Options, whether or not vested, shall become immediately vested and exercisable.  The August Options shall be deemed to be amended hereby to incorporate the terms of this Section 3(c).  All terms and conditions with respect to the August Options shall be governed by the Company’s Amended and Restated 2007 Equity Incentive Plan and the Option Agreement, including any amendments thereto and as amended hereby.

(d)  Performance Share Grant.  On the Effective Time, the Executive will be entitled to a special one-time grant of performance shares (“PSs”) pursuant to the Parent’s December 2007 Amendment and Restatement of the 2004 Performance Incentive Plan (the “PIP”) pursuant to which the Executive will be eligible to receive a number of shares of Parent common stock (each, a “Parent Share”), subject to, and based upon, the achievement of the relevant performance goals which shall be established on an annual basis for each of the three years in the applicable vesting period, and which shall be set forth on the Grant Date (as defined below) in an award agreement.  The aggregate number of Parent Shares deliverable upon achievement of threshold, target and maximum performance shall be determined as of the Grant Date and shall have an aggregate value on such date equal to:

(i)  Threshold Value:  50% of Base Salary;

(ii)  Target Value:  100% of Base Salary;

(iii)  Maximum Value:  200% of Base Salary plus 50% of the value of the August Options (determined by multiplying the number of shares of Company Class A common stock subject to such Options immediately prior to the conversion pursuant to the Merger Agreement by the excess of the Option Value (as defined below) over the exercise price per share of such Options (immediately prior to the conversion pursuant to the Merger Agreement)).  For the purposes of this Agreement, the “Option Value” shall mean the “Class A Merger Consideration” with the “Class A Stock Consideration” (each as defined in the Merger Agreement) deemed to equal the product of the “Class A Exchange Ratio” (as defined in the Merger Agreement) times the closing price per Parent Share as reported in The Wall Street Journal in the New York Stock Exchange Composite Transactions as of immediately prior to the Effective Time.

For purposes of the foregoing, the fair market value of a Parent Share shall be deemed to be the closing price as reported in The Wall Street Journal in the New York Stock Exchange Composite Transactions on the date that the PSs are granted (such date, the “Grant Date”).  Such award of PSs shall constitute a promise to deliver (or cause to be delivered) to the Executive, subject to the terms of this Agreement, the PIP and the PS award agreement pursuant to which it is granted, a number of Parent Shares based on the foregoing schedule as soon as reasonably practicable following vesting (the date of vesting, the “Vesting Date”).

The Vesting Date will be the third anniversary of the Effective Time, subject to achievement of the relevant performance goals set forth in the PS award agreement.  All terms and conditions with respect to the PSs shall be governed by the PIP and the PS award agreement pursuant to which such PSs are granted, which shall be consistent in all respects with this Section 3(d).  Such award agreement shall be substantially in the form attached as Exhibit B hereto.

(e)  Effect on Existing Plans.  All change of control provisions applicable to the Executive and contained in any plan, program, agreement or arrangement maintained on or after the date hereof by the Company (including, but not limited to, any stock option, restricted stock or pension plan) shall remain in effect for such period after the date of the Merger as is necessary to carry out such provisions and provide the benefits payable thereunder, and may not be altered in a manner which adversely affects the Executive without the Executive’s prior written approval (except as modified hereby).  The compensation payable to Executive hereunder shall not be considered part of the Executive’s earnings for purposes of calculating current or future benefits under any compensation or benefit programs maintained or sponsored by the Company or any of its affiliates, including retirement plans, 401(k) plans and other benefit plans.

5.  Mitigation.  The Executive shall not be required to seek other employment after the Merger and any compensation earned from other employment shall not reduce the amounts otherwise payable under this Agreement.

6.  Gross-up.

(a)  In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company or Parent, or any trust established by the Company, Parent or any other person or entity for the benefit of its employees, to or for the benefit of the Executive whether payable pursuant to the terms of this Agreement (excluding any LTIP grants made to Executive following the date hereof, but including any PSs awarded pursuant to Section 4(d)) or pursuant to the terms of any compensatory arrangement between the Company and Executive made prior to the date hereof and disclosed pursuant to the Company Disclosure Letter in the Merger Agreement (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code and any interest or penalties are incurred by the Executive with respect to such excise tax (the excise tax, together with interest and penalties thereon, hereinafter collectively referred to as the “Excise Tax”), the Executive shall be entitled to receive an additional payment (a “Gross-up Payment”) in an amount such that after payment by the Executive of all taxes, including, without limitation, any income taxes and the Excise Tax imposed upon the Gross-up Payment, the Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments.  For purposes of this Section 6, any such Gross-up Payment shall in no event be paid later than the end of the calendar year following the calendar year in which such taxes have been remitted by the Executive.

(b)  Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a Gross-up Payment is required and the amount of such Gross-up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or, if mutually agreed by Executive and Parent, such other nationally recognized certified public accounting firm as may be agreed to by the Executive and Parent (the “Accounting Firm”).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-up Payment, as determined pursuant to this Section 6, shall be paid by the Company to the Executive as soon as practicable but not later than ten (10) business days after the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c)  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-up Payment.  Such notification shall be given no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of the claim and the date of requested payment.  The Executive shall not pay the claim prior to the expiration of the thirty (30) day period following the date on which it gives notice to the Company.  If the Company notifies the Executive in writing prior to the expiration of the period that it desires to contest such claim, the Executive shall:

(i)  give the Company any information reasonably requested by the Company relating to such claim;

(ii)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)  cooperate with the Company in good faith in order to effectively contest such claim; and

(iv)  permit the company to participate in any proceedings relating to such claim.

Without limitation on the foregoing provisions of this Section 6(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of the contest; provided, further, that if the Company directs the Executive to pay any claim and sue for a refund, the Company shall advance the amount of the payment to the Executive, on an interest- free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance.

(d)  In the event that the Company exhausts its remedies pursuant to Section 6(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-up Payment required and such payment shall be promptly paid by the Company to or for the benefit of the Executive.

(e)  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-up Payment required to be paid.

7.  Termination of Employment.

(a)  Nothing in this Agreement shall be construed to prevent the Company from terminating the Executive’s employment for Cause.  Following the third anniversary of the Effective Time, the Executive shall be eligible to participate in Parent’s severance plans, policies and arrangements on the same basis as is generally made available to other senior executives of the Parent and its subsidiaries.  The Company shall also reimburse all reasonable expenses, after receiving a bill for such expenses, that are incurred by the Executive for professional outplacement services by qualified consultants selected by the Company for a period of twelve (12) months following a termination of Executive’s employment by the Company without Cause or by the Executive for Good Reason that occurs prior to the third anniversary of the Effective Time.  In no event shall any such reimbursements of reasonable expenses for outplacement services be paid later than 90 days after the end of the taxable year in which such outplacement services are provided to the Executive hereunder.

(b)  In the event the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason prior to the third anniversary of the Effective Time, until the earlier of the third anniversary of the Effective Time or the date on which the Executive becomes employed by a new employer, the Company shall, at its expense, provide the Executive with medical, dental, life insurance, disability and accidental death and dismemberment benefits (“Insurance Benefits”) at the level provided to active employees of the Company (which shall in no event be less favorable than the Insurance Benefits that the Executive would have been entitled to receive pursuant to Section 3(d) hereof); provided, however, that if the Executive becomes employed by a new employer which maintains Insurance Benefits that either (i) do not cover the Executive with respect to a pre-existing condition which was covered under the Company’s Insurance Benefits, or (ii) do not cover the Executive for a designated waiting period, the Executive’s coverage under the Company’s Insurance Benefits shall continue, without limitation, until the earlier of the end of the applicable period of noncoverage under the new employer’s Insurance Benefits or the third anniversary of the Effective Time.

8.  Indemnification; Director’s and Officer’s Liability Insurance.  The Executive shall, after the Effective Time, retain all rights to indemnification under applicable law or under the Company’s Certificate of Incorporation or Bylaws, as they may be amended or restated from time to time.  In addition, the Company shall maintain Director’s and Officer’s liability insurance on behalf of the Executive, at the level in effect immediately prior to the Effective Time, for the five (5) year period immediately following the Effective Time.

9.  Executive Covenants.

(a)  Following the Effective Time, the Executive shall not disclose to any person, or use to the significant disadvantage of any of the Company, any non-public information relating to business plans, marketing plans, customers or employees of the Company other than information the disclosure of which cannot reasonably be expected to adversely affect the business of the Company.

(b)  The Executive acknowledges and agrees that a material aspect of Parent’s decision to enter into the Merger Agreement is the acquisition of the Company’s goodwill for the purpose of carrying on a business that is similar to the business of the Company.  The Executive further acknowledges that in the course of the Executive’s continued employment with the Company, the Company will provide the Executive with Confidential Information (as defined in Exhibit C hereto).  Therefore, in consideration for the compensation and benefits and Confidential Information to be provided to the Executive hereunder, and as a condition of the Executive’s continued employment following the Effective Time, the Executive hereby agrees to be bound by the confidentiality, invention assignment, non-competition and non-solicitation agreement attached as Exhibit C.

10.  Disputes.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Dallas, Texas, or, at the option of the Executive, in the county where the Executive then resides, in accordance with the Rules of the American Arbitration Association then in effect to be completed within 45 days after notice of such dispute or controversy is given pursuant to Section 14.  Judgment may be entered on an arbitrator’s award relating to this Agreement in any court having jurisdiction.

11.  Costs of Proceedings.  The Company shall pay all costs and expenses, including attorneys’ fees and disbursements, at least monthly, of the Executive in connection with any legal proceeding (including arbitration), whether or not instituted by the Company or the Executive, relating to the interpretation or enforcement of any provision of this Agreement, except that if the Executive instituted the proceeding and the judge, arbitrator or other individual presiding over the proceeding affirmatively finds that the Executive instituted the proceeding in bad faith, the Executive shall pay all costs and expenses, including attorney’s fees and disbursements, of the Executive.

12.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder can be assigned or delegated by the Executive, without the prior written consent of the Company.  Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and the Executive and their respective heirs, legal representatives, successors and assigns.  If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  The provisions of this Section 12 shall continue to apply to each successive employer of the Executive hereunder in the event of any merger, consolidation or transfer of assets of a successor employer.

13.  Withholding.  Notwithstanding anything to the contrary herein, the Company may, to the extent required by law, withhold applicable federal, state, and local income and other taxes from any payments due to the Executive hereunder.

14.  Notices.  All notices and other communications hereunder must be in writing and will be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service or facsimile transmission to the Executive at the Executive’s most recent address in the records of the Company and to the Company at:

Affiliated Computer Services, Inc.
2828 North Haskell Avenue
Dallas, Texas 75204
Attn:  General Counsel
Fax:  214-823-5746

15.  Confidentiality.  The parties agree to keep the terms and conditions of this Agreement in strictest confidence, it being understood that this restriction shall not prohibit disclosure required by applicable law, rule or regulation.

16.  APPLICABLE LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN.

17.  Entire Agreement.  This Agreement (along with the grant of the PSs and the amendment to the Option Agreement) constitutes the entire agreement between the parties and, except as expressly provided herein, supersedes all other prior agreements concerning the effect of the Merger on the relationship between the Company and the Executive, including, without limitation, the Prior Change of Control Agreement.  This Agreement may be changed only by a written agreement executed by the Company and the Executive.

18.  Not an Employment Agreement.  Executive’s employment will be on an “at-will” basis.  The terms of this Agreement neither bind Executive to continued employment with the Company, or any of their respective subsidiaries nor confer any rights upon Executive with respect to the continuation of employment by the Company, or any of their respective subsidiaries.

19.  Compliance with Code Section 409A.  To the fullest extent applicable, amounts and benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code and the Treasury Regulations promulgated thereunder (“Code Section 409A”) in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Code Section 409A and, to the extent that any such amount or benefit is or becomes subject to Code Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable requirements of Code Section 409A with respect to such amounts or benefits and will be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.  Notwithstanding anything herein to the contrary, (i) if on the date the Executive “separates from service” within the meaning of Treasury regulations section 1.409A-1(h), (A) Parent is publicly traded, (B) the Executive is a Specified Employee (as defined below), and (C) Parent reasonably determines that (x) a payment or benefit payable hereunder or under any other plan, policy, arrangement or agreement of or with the Company or any affiliate thereof (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) as a result of the Executive’s termination of employment constitutes nonqualified deferred compensation that is subject to the requirements of Code Section 409A, then the Company or Parent will withhold and accumulate such payments or benefits under the applicable Company Plan (without any reduction in such payment or benefits ultimately paid or provided to Executive) until the date that is six months and one day following Executive’s separation from service (or the earliest date as is permitted under Code Section 409A), at which time the withheld and accumulated payments shall be paid to the Executive in a single lump sum payment and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by Parent, that does not cause such an accelerated or additional tax.  “Specified Employee” shall mean a specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), as determined by the Compensation Committee of the Parent Board.  Except as specifically permitted by Code Section 409A, the benefits and reimbursements, including legal fees, provided to the Executive under this Agreement and any Company Plan during any calendar year shall not affect the benefits and reimbursements to be provided to the Executive under the relevant section of this Agreement or Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas.  Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto.  Further, in the case of reimbursement payments, including legal fees, such payments shall be made to the Executive on or before the last day of the calendar year following the calendar year in which the underlying fee, cost or expense is incurred.

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The parties have executed this Agreement to be effective as of the last date signified below.

AFFILIATED COMPUTER SERVICES, INC.

Date: September 27, 2009	By:	/s/ Lynn Blodgett
Name: Lynn Blodgett
Title: CEO

[Signature Page to Senior Executive Agreement]

XEROX CORPORATION

Date: September 27, 2009	By:	/s/ James A. Firestone
Name: James A. Firestone
Title: Executive Vice President President, Corporate Operations

[Signature Page to Senior Executive Agreement]

KEVIN KYSER

/s/ Kevin Kyser
Kevin Kyser

Exhibit A

CERTAIN DEFINITIONS

As used in this Agreement, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

“Cause” shall mean:

   (i)       the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Parent Board which specifically identifies the manner in which the Parent Board believes that the Executive has not substantially performed the Executive’s duties, or

                (ii)the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.  For purpose of this provision, no act or failure to act, on the part of the Executive, shall be considered willful unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Parent Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  The termination of employment of the Executive shall not be deemed to be for cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Parent Board at a meeting of the Parent Board called and held for such purpose (after reasonable notice is provided to the Executive and Executive is given an opportunity, together with counsel, to be heard before the Parent Board), finding that, in the good faith opinion of the Parent Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above and specifying the particulars thereof in detail.

“Disability” shall mean the termination of the Executive’s employment with the Company or any subsidiary due to the Executive’s cessation of active employment due to the Executive becoming physically or mentally incapacitated and therefore unable for a period of five (5) months in any twelve (12) month period to perform the Executive’s duties with the Company or any subsidiary.

“Good Reason” shall mean the termination by the Executive of his or her employment within two years of the initial occurrence of any of the following circumstances, provided that (i) such circumstance occurs without the Executive’s express written consent and (ii) the Executive properly notifies the Company within 90 days of the initial occurrence of such circumstance and the Company does not remedy the circumstance within 30 days of such notice:

                (i)        the material diminution of the Executive’s authority, duties or responsibilities from those set forth in Section 3(a), provided that such material diminution shall not be deemed to occur solely as a result of the Company becoming a direct or indirect subsidiary of Parent in connection with the Merger;

                (ii)a reduction in the Executive’s annual Base Salary or annual Target Bonus, each as set forth in Section 3 or as the same may be increased from time to time, or a failure to provide awards under the LTIP in accordance with Section  3(e), except that this clause (ii) shall not apply to across-the-board salary reductions similarly affecting all executives of Parent and its subsidiaries;

                (iii)a material change in the geographic location at which the Executive is required to be based (including, without limitation, the Company requiring the Executive to relocate outside of the metropolitan area in which the Executive was based immediately prior to the Effective Time), except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations; or

                (vi)any other material breach by the Company or Parent of this Agreement.

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Award Summary Affiliated Computer Services, Inc. Retention Award Long-Term Incentive Program Grant

EXHIBIT B

<<First Name>> <<Last Name>>
Date of Agreement and Award:  <<Grant Date>>

Approved Threshold Value: Approved Target Value: Approved Maximum Value:	Approved Threshold Value[1] Approved Target Value[2] Approved Maximum Value[3]

Performance Shares[4]
Number of Performance Shares at Threshold:	# Performance Shares
Number of Performance Shares at Target:	# Performance Shares
Number of Performance Shares at Maximum:	# Performance Shares

Vesting Date of All Performance Shares Earned.
-	Subject to continued employment, on the third anniversary of the grant date (the “Vesting Date”) subject to the certification of performance results.

Performance Shares Earned (subject to vesting on the Vesting Date) if Annual Target Performance between Threshold and Maximum is Achieved.

-
1/3 of Threshold Performance Shares earned on each of the first anniversary of grant date, second anniversary of grant date and third anniversary of grant date, subject to certification of performance results, in each case, at threshold performance level achievement; or

-
1/3 of Target Performance Shares earned on each of the first anniversary of grant date, second anniversary of grant date and third anniversary of grant date, subject to certification of performance results, in each case, at target performance level achievement; or

-
1/3 of Maximum Performance Shares earned on each of the first anniversary of grant date, second anniversary of grant date and third anniversary of grant date, subject to certification of performance results, in each case, at maximum performance level achievement.

1 Note:  Amount to equal 50% of executive’s base salary.

2 Note:  Amount to equal one times executive’s base salary.

3 Note:  Amount to be two times target plus 50% of the value of the 2009 option grant (with the value of the 2009 option grant equal to the deal price minus exercise price times number of shares underlying the option).

4 Note:  The number of shares subject to the PSs and payable at threshold, target and maximum performance will be determined on the date of grant by dividing the threshold, target and maximum values, respectively, by the closing trading price per share of Xerox stock as of the date of grant.

In the event actual performance achievement is between Threshold and Target performance levels, the number of performance shares earned shall be determined by straight line interpolation based upon the level of performance achieved and the relative number of performance shares that would be earned at Threshold level of performance and Target level of performance as determined by the Compensation Committee or its delegate.  In the event actual performance achievement is between Target and Maximum performance levels, the number of performance shares earned shall be determined by straight line interpolation based upon the level of performance achieved and the relative number of performance shares that would be earned at Target level of performance and Maximum level of performance as determined by the Compensation Committee or its delegate.

*Performance measures which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, and other measurements of individual, business unit or Company performance shall be determined, in the sole discretion, of the Committee or its delegate.1

XEROX CONFIDENTIAL

1 Note:   These will be based on Boulder business plan and synergies related to the Merger.

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EXHIBIT B

AFFILIATED COMPUTER SERVICES, INC. RETENTION AWARD LONG TERM INCENTIVE PROGRAM GRANT

AGREEMENT PURSUANT TO
XEROX CORPORATION
DECEMBER 2007 AMENDMENT AND RESTATEMENT OF THE 2004 PERFORMANCE INCENTIVE PLAN

AGREEMENT, by Xerox Corporation, a New York corporation (the “Company”), dated as of the date which appears as the Date of Agreement and Award” in the Award Summary attached hereto (the “Award Summary”) in favor of the individual whose name appears on the Award Summary, an employee of the Company, one of the Company’s subsidiaries or one of its affiliates (the “Employee”).

In accordance with the provisions of the “2004 Performance Incentive Plan” and any amendments and/or restatements thereto (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”) or the Chief Executive Officer of the Company (the “CEO”) has authorized the execution and delivery of this Agreement.

Terms used herein that are defined in the Plan or in this Agreement shall have the meanings assigned to them in the Plan or this Agreement, respectively.

The Award Summary contains the details of the awards covered by this Agreement and is incorporated herein in its entirety.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the Company agrees as follows:

AWARDS

1.           Award of Performance Shares.  Subject to all terms and conditions of the Plan and this Agreement, the Company has awarded to the Employee on the date indicated on the Award Summary the number of Performance Shares (individually, the “PS”) as shown on the Award Summary.  Notwithstanding anything herein to the contrary, only active Employees and those Employees on Short Term Disability Leave, Social Service Leave, Family Medical Leave or Paid Uniform Services Leave (pursuant to the Company’s Human Resources Policies) on the effective date of the award as shown on the Award Summary shall be eligible to receive the award.

TERMS OF THE PERFORMANCE SHARES

2.           Entitlement to Shares.  As soon as practicable on or after the certification of performance results indicated on the Award Summary in connection with the PSs that are vested (the “Certification Date”), the Company shall, without transfer or issue tax to the person entitled to receive the shares, deliver to such person a certificate or certificates for a number of shares of Common Stock equal to the number of vested PSs (subject to reduction for payment of withholding taxes as described below).  The number of shares to be issue to Employee shall be reduced by the minimum amount of withholding taxes which must be paid under U.S. Federal and, where applicable, state and local law at the time of each distribution.  No fractional shares shall be issued as a result of withholding taxes.  Instead, the Company shall apply the equivalent of any fractional share amount to Federal, and where applicable, state and local, withholding taxes.

The award of PSs covered hereby shall be earned based on achieving performance measures at or between threshold and maximum levels (as shall be determined by the Committee or its delegate) on an annual basis over three years.  The “Vesting Date” for earned PS awards granted shall be set forth in the Award Summary.  In the event that performance measures are achieved below threshold levels, all PSs shall be forfeited.

Upon the occurrence of an event constituting a Change in Control, all PSs and dividend equivalents outstanding on such date shall be treated pursuant to the terms set forth in the Plan.  Upon payment pursuant to the terms of the Plan, such awards shall be cancelled.

3.           Dividend Equivalents.  The Employee shall become entitled to receive from the Company as soon as practicable but in no event later than thirty days following he later of the Vesting Date or the Certification Date a cash payment equaling the same amount(s) (the “Dividend Equivalents”) that the holder of record of a number of shares of Common Stock equal to the number of PSs covered by this Agreement that are held by the Employee on the close of business on the business day immediately preceding the Vesting Date would have been entitled to receive as dividends on such Common Stock during the period commencing on the date hereof and ending on the Vesting Date as provided under Paragraph 2, provided that Employee shall not be entitled to receive Dividend Equivalents on any PSs covered by this Agreement in excess of the target number of PSs. Payments under this Paragraph shall be net of any required U.S. Federal, state or local withholding taxes.  Notwithstanding anything herein to the contrary, for any Employee who is no longer an employee on the payroll of any subsidiary or affiliate of the Company on the payment date of the Dividend Equivalents, and such subsidiary r affiliate has determined, with the approval of the Vice President, Human Resources of the Company, that it is not administratively feasible for such subsidiary or affiliate to pay such Dividend Equivalents, the Employee will not be entitled to receive such Dividend Equivalents.

OTHER TERMS

4.           Rights of a Shareholder.  Employee shall have no rights as a shareholder with respect to an shares covered by this Agreement until the date of issuance of a stock certificate to him for such shares.  Except as otherwise provided herein, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

5.           Non-Assignability.  This Agreement shall not be assignable or transferable by Employee except by will or by the laws of descent and distribution.

6.           Effect of Termination of Employment or Death.

(a)           Effect on PSs.  In the event the Employee:

(i)          voluntarily ceases to be an Employee of the Company or any subsidiary or affiliate for any reason (other than for “Good Reason” as defined in the Senior Executive Agreement, dated as of September 27, 2009 between Employee and the Company), and the PSs have not vested in accordance with Paragraph 2, the PSs shall be cancelled on the date Much voluntary termination of employment.

(ii)          involuntarily ceases to be an Employee of the Company or any subsidiary or affiliate (A) due to termination without Cause by the Company or any of its subsidiaries, (B) due to a termination due to Employee’s Disability or (C) due to a resignation with Good Reason, shares will vest on a pro rata basis which may, at the discretion of the Company, be contingent upon Employee executing a general release, and which may include an agreement with respect to engagement in detrimental activity in a form acceptable to the Company.  Such shares will vest on a pro-rata basis for annual performance if achieved in accordance with Paragraph 2, based on the Employee’s actual months of service.  For the year in which termination occurs, shares earned for that year will be calculated as follows:  multiply the total award earned for that year by a fraction, the numerator of which will be the number of months of full service for that year (earning period) and the denominator will be 12.  An shares earned for annual performance pursuant to this grant for years prior to such involuntary termination of Any employment and shares earned on a pro-rata basis for annual performance as described herein will be paid out as soon as practicable following the Certification Date.

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(iii)          ceases to be an Employee of the Company or any subsidiary or affiliate due to Employee’s death, 100% o the PSs pursuant to this grant will vest in full on the date of death as if target performance level had been achieved and the certificates for shares shall be delivered in accordance with Paragraph 5 to the personal representatives, heirs or legatees of the deceased Employee as soon as practicable but in no event later than 30 days following such death.

(iv)          ceases to be an Employee of the Company or any subsidiary or affiliate due to a termination for Cause, the PSs shall be cancelled as provided under the Plan.

(b)           Disability.  “Disability” means a termination of employment with the Company or any subsidiary due to Employee’s cessation of active employment due to Employee becoming physically or mentally incapacitated and therefore unable for a period of five (5) months in any twelve (12) month period to perform Employee’s duties with the Company or any subsidiary.

(c)           Cause.  “Cause” means (i) a violation of any of the rules, policies, procedures or guidelines of the Company or any subsidiary, including but not limited to any business ethics policy, proprietary information or conflict of interest policy iii) any conduct which qualifies for “immediate discharge” under the Company’s Human Resource Policies as in effect from time to time, or any comparable policy of any subsidiary of the Company (iii) rendering services to a firm which engages, or en aging directly or indirectly, in any business that is competitive with the Company or represents a conflict of interest with the interests of the Company; (iv) conviction of, or entering a guilty plea with respect to, a crime whether or not connected with the Company; or (v) any other conduct determined to be injurious, detrimental or prejudicial to any interest of the Company.

7.           General Restrictions.  If at any time the Committee or CEO, as applicable, shall determine, in its or her discretion, that the listing, registration or qualification of any shares subject to this Agreement upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the awarding of the PSs or the issue or purchase of shares hereunder, the certificates for shares may not be issued in respect of PSs in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or CEO, as applicable, and any delay caused thereby shall in no way affect the date of termination of the PSs.

8.           Amendment of This Agreement.  With the consent of the Employee, the Committee or CEO, as applicable, may amend this Agreement in a manner not inconsistent with the Plan.

9.           Subsidiary.  As used herein the term “subsidiary” shall mean any present or future corporation which would be a “subsidiary corporation” of the Company as the term is defined in Section 425 of the Internal Revenue Code of 1986 on the date of award.

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10.           Affiliate.  As used herein the term “affiliate” shall mean any entity in which the Company has a significant equity interest, as determined by the Committee.

11.           Non-engagement in Detrimental Activity Against the Company.  If an Employee or former Employee of the Company is deemed by the Committee or its authorized delegate, as applicable, in the Committee’s or such delegate’s sole reasonable discretion as provided under the Plan, to have engaged in detrimental activity against the Company, any awards granted to such Employee or former Employee shall be cancelled and be of no further force or effect and any payment or delivery of an award within six months prior to such detrimental activity may be rescinded.  In the event of any such rescission, the Employee shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Committee or its delegate, as applicable.

12.           Notices.  Notices hereunder shall be in writing and if to the Company shall be mailed to the Company at P.O. Box 4505, 45 Glover Avenue, 6 Floor, Norwalk, Connecticut 06856-4505, addressed to the attention of Stock Plan Administrator, and if to the Employee shall be delivered personally or mailed to the Employee at his address as the same appears on the records of the Company.

13.           Interpretation of This Agreement.  The Committee or the CEO, as applicable, shall have the authority to interpret the Plan and this Agreement and to take whatever administrative actions, including correction of administrative errors in the awards subject to this Agreement and in this Agreement, as the Committee or the CEO in its or her sole good faith judgment shall be determined to be advisable.  All decisions, interpretations and administrative actions made by the Committee or the CEO hereunder or under the Plan shall be binding and conclusive on the Company and the Employee.  In the event there is inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.

14.           Successors and Assigns.  This Agreement shall be binding and inure to the benefit of the parties hereto and the successors and assigns of the Company and to the extent provided in Paragraph 6 to the personal representatives, legatees and-heirs of the Employee.

15.           Governing Law.  The validity, construction and effect of the Agreement and any actions taken under or relating to this Agreement shall be determined in accordance with the laws of the state of New York and applicable Federal law.

16.           Separability.  In case any provision in the Agreement, or in any other instrument referred to herein, shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions in the Agreement, or in any other instrument referred to herein, shall not in any way be affected or impaired thereby.

17.           Integration of Terms.  Except as otherwise provided in this Agreement, this Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all oral statements and prior writings with respect thereto.

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IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year set forth on the Award Summary.

XEROX CORPORATION

By:
Signature

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Exhibit C

Restrictive Covenants

1.           Confidentiality

Executive agrees that:  (i) in the course of the Executive’s employment with the Company, the Company will provide the Executive with, and the Executive will have access to confidential and proprietary information (“Confidential Information”) relating to the Company, its subsidiaries and affiliates, and their respective businesses, clients, finances, operations, strategic or other plans, employees, trade practices, trade secrets, know how or other matters that are not publicly known outside the Company, which are integral to the operations and success of the Company, and that such Confidential Information will be disclosed to the Executive in confidence and only for the use of the Company; (ii) the direct and indirect disclosure of any such Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company’s business; (iii) the Confidential Information constitutes a trade secret of the Company; and (iv) the engaging by the Executive in any of the activities prohibited by this paragraph 1 may constitute improper misappropriation and/or use of such information and trade secrets.  Accordingly, the Executive agrees as follows:

a.           Confidential Information.  Following the Effective Time and at all times thereafter the Executive will keep confidential and will not directly or indirectly, communicate, divulge, disclose, make known or furnish to any other person, business, firm, partnership, limited partnership, limited liability partnership, limited liability company, corporation or other entity any Confidential Information, other than in the proper performance of the Executive’s services during employment with the Company or under the direction of the Company and unless and until such Confidential Information shall become general public knowledge through no fault of the Executive’s own, and (ii) the Executive will not make use of such Confidential Information on Executive’s own behalf, or on behalf of any third party.  Executive further understand and agrees that the Executive shall not copy, in whole or in part, any such Confidential Information, other than in the proper performance of the Executive’s services during employment with the Company or under the direction of the Company, and that Executive will return to the Company any and all copies, duplicates, reproductions or excerpts of such Confidential Information, and any such information stored electronically on tapes, computer disks or in any other manner within Executive’s possession, custody or control upon Executive’s termination of employment with the Company or any subsidiary for any reason or if the Company so requests at any time.  The provisions of this paragraph are in addition to any other written confidentiality or nondisclosure agreements that the Executive may have with the Company, and are not meant to and do not excuse any additional obligations that Executive may have under such agreements.  Notwithstanding the provisions of this paragraph, the Executive shall not be restricted from sharing with the Executive’s counsel, or retaining, copying or excerpting, any information or documentation, whether or not constituting Confidential Information or Property, for the purpose of assisting the Executive in Executive’s defense, or as may be required to comply with applicable law.

2.           Non-Competition.

For the period commencing on the Effective Time of the Agreement and continuing until one year following the Executive’s date of termination of employment with the Company for any reason that occurs prior to the third anniversary of the Effective Time, Executive shall not directly or indirectly, whether as an officer, director, employee, consultant, owner, investor, partner, associate, employee, stockholder or otherwise, be engaged in or have any financial interest in or affiliation with, or render any services to or for any person, business, firm, partnership, limited partnership, limited liability partnership, limited liability company, corporation or other entity which is either directly, indirectly or through an affiliated or related entity, engaged in the business in any Competing Area of providing business process and information technology outsourcing solutions to commercial and government clients or any similar business (a “Competitive Business”).  For purposes of this Agreement, “Competing Area” shall mean any city, locality or region of the United States, or any other place in the world, where the Company or any of its subsidiaries or affiliates had operations during the six (6) month period prior to the Effective Time, or in which, during the six (6) month period prior to the Effective Time, the Company or any of its subsidiaries or affiliates had made substantial plans with the intention of establishing operations in such city, locality or region; provided, that, the restrictions of this paragraph 2 shall not apply in the event the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason.  Notwithstanding anything to the contrary contained herein, (i) the “beneficial ownership” by Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, of not more than three percent (3%) of the voting stock of any publicly held corporation shall not alone constitute a violation of this Agreement, and (ii) Executive’s investment, participation, consulting, employment or directorship in a private equity fund or other business enterprise involving venture capital which makes, may make or has made investments in a Competitive Business shall not constitute a violation of this Agreement, provided that Executive is not engaged, and does not participate, in such Competitive Business as an employee or officer, consultant or director thereof or otherwise.

3.           Non-Solicitation.

For the period commencing on the Effective Time of the Agreement and continuing until one year following the Executive’s date of termination of employment with the Company for any reason, Executive agrees that Executive will not, directly or indirectly, for Executive’s benefit or for the benefit of any other person, firm, partnership, corporation or other entity (each, a “Person”), other than with respect to any of the actions which Executive takes in good faith pursuant to Executive’s continuing employment relationship with the Company, do any of the following:

a.           the then immediately preceding twelve (12) month period) a customer, client, supplier or consultant of the Company or any of its subsidiaries or affiliates, to divert their business to any Competitive Business or otherwise terminate, alter or reduce his, her or its relationship with the Company or any of its subsidiaries or affiliates for any purpose or no purpose;

b.           solicit, influence, induce or encourage or attempt to solicit, influence, induce or encourage any known prospective customer or client of the Company or any of its subsidiaries or affiliates which has been the subject of a written bid, offer or proposal which was known by Executive by the Company or any of its subsidiaries or affiliates, within the then immediately preceding one (1) year period, in connection with the operation of a Competitive Business;

c.           solicit or recruit any individual known to Executive to be an employee of the Company or any of its subsidiaries or affiliates for the purpose of enticing such individual to leave the employ of the Company or any of its subsidiaries or affiliates, or hire or retain any employee or individual who is an independent contractor of the Company to work for or perform services for any Competitive Business; provided, that (i) such prohibitions shall not apply to the Executive’s secretary or executive assistant or (ii) it will not be a violation of this clause (c) for any of the Executive’s subsequent employers to make general advertisements that are not targeted at such individuals or for the Executive to serve, upon request, as an employment reference; or

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d.           otherwise attempt to limit or interfere with any business agreement or relationship existing between the Company or any of its subsidiaries or affiliates and a third party, other than at the direction of the Company.

4.           Covenants are Reasonable and Necessary.

Executive agrees that due to the uniqueness of Executive’s skills and abilities and the uniqueness of the Confidential Information Executive possesses, the covenants set forth in this paragraph are reasonable and necessary for the protection and continuity of the goodwill and business of the Company and its subsidiaries and affiliates.  Executive further agrees that, due to the proprietary nature of the business of the Company and its subsidiaries and affiliates, the restrictions set forth in this Exhibit C are reasonable as to duration and scope.

5.           Remedies and Injunctive Relief.

Executive acknowledges that the Company would suffer irreparable injury for which monetary damages would not serve as adequate compensation if Executive were to breach any of the provisions of this Exhibit C.  Therefore, in the event of such a breach, or threatened breach, Executive agrees that the Company shall be entitled, in addition to any of the rights and remedies that it may have at law and equity, to immediate injunctive relief against Executive, without the need to post any bond.  Notwithstanding anything to the contrary contained herein, the injunction may be entered by any court of competent jurisdiction, enjoining and restraining Executive from engaging in or continuing such breach or threatened breach.  The existence of any claim or cause of action, which Executive may have or assert against the Company, shall not serve as a defense or bar to the enforcement of the covenants made in this Exhibit C.  Further, nothing contained herein shall be deemed to preclude the Company from obtaining any other remedy as a result of Executive’s breach or threatened breach hereof, including recovery of actual monetary damages it may suffer by reason of any such breach or threatened breach.

6.           Return of Property.

All Confidential Information and all documents, records, plans, data, content, reports, lists, papers, articles, notes or other materials, whether electronic, paper or otherwise, and all software, equipment, and other physical property, and all copies of the foregoing, whether or not embodying Confidential Information, that have come into Executive’s possession or been produced by Executive in connection with Executive’s employment (“Property”), have been and remain the sole property of the Company or its subsidiaries or affiliates, as applicable.  Executive agrees that Executive will return all such Property to the Company on the Executive’s termination of employment or upon the Company’s earlier request.

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